                                                                   Exhibit 10.29


                               SEVERANCE AGREEMENT

     AGREEMENT, dated as of March 18, 1994, by and among WILLCOX & GIBBS, INC., a New York corporation ("W&G"), STEINTHAL SAMPLE CO., INC., a New York corporation ("Steinthal"), and JOHN K. ZIEGLER (the "Executive").


                              W I T N E S S E T H :

     WHEREAS, the Executive has been employed as an executive of W&G pursuant to an Employment Contract dated as of April 22, 1992 (the "Employment Contract"); and
     WHEREAS, the parties wish to terminate the Employment Contract and end their employment relationship on mutually agreeable terms;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:
     1.   TERMINATION OF EMPLOYMENT CONTRACT.
          The Employment Contract and all rights and obligations arising thereunder are terminated effective March 18, 1994.
     2.   RESIGNATIONS AND TERMINATION OF EMPLOYMENT.
          (a) The Executive hereby resigns as a director, officer and employee of W&G, as an officer and director of any of W&G's Subsidiaries or Affiliates and from any corporate committee of W&G or any such Subsidiaries or Affiliates, effective March 18, 1994. For purposes of this Agreement, a "Subsidiary" of a corporation shall mean any corporation, association or other business entity which is required to be consolidated with such corporation under generally accepted accounting principles, and an "Affiliate" of a corporation shall mean a person or other entity that directly or indirectly controls, or is controlled by, or is under common control with such corporation.
          (b) Executive agrees to give Delta Computec Inc. written notice of his resignation as a director of that corporation on March 18, 1994, with a copy thereof to W&G.

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                                                                               2

     3.   PAYMENTS TO THE EXECUTIVE.
          W&G shall pay the Executive the following amounts:
          (a) $750,000, representing 200% of his current salary, payable on March 18, 1994;
          (b) $109,057, representing the bonus the Executive is entitled to receive for services rendered during 1993 under W&G's Incentive Compensation Plan for Key Employees (the "Incentive Plan") and under Section 5(a) of the Employment Contract, payable on March 18, 1994;
          (c) $506,380, representing the remaining twenty installments of $25,319 per month the Executive is entitled to receive pursuant to Section 1(a)(iii) of his Employment Contract, payable on March 18, 1994;
          (d) $31,250, representing the remaining unpaid salary the Executive is entitled to receive through March 31, 1994, payable on March 18, 1994;
          (e) 180 monthly payments of $13,890, representing the non-consulting portion of amounts payable to the Executive under W&G's Supplemental Death and Retirement Plan, payable on the first business day of every month commencing April 1, 1994; and
          (f) $90,000, representing full payment of any bonus the Executive would be entitled to receive for services rendered during 1994 under the Incentive Plan and under Section 5(a) of the Employment Contract, payable
March 18, 1994.
     4.   OPTIONS; RESTRICTED STOCK; AND BENEFIT PLANS.
          (a) The Executive will be entitled to exercise in accordance with their terms his outstanding stock options to purchase 24,000 shares of W&G common stock that are scheduled to become exercisable on March 25, 1994. All remaining stock options to purchase W&G common stock shall expire on March 18, 1994.
          (b) W&G acknowledges that all of the Restricted Shares awarded to the Executive pursuant to that certain Restricted Stock Grant Letter dated
November 12, 1992, have vested, and W&G either has or will, upon the Executive's request and surrender of any certificate

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evidencing Restricted Shares, deliver to the Executive a new certificate representing such shares free of all restrictive legends.
          (c) W&G acknowledges that the Executive's benefits under the W&G, Inc. Employee Stock Ownership Plan, (the "ESOP"), W&G, Inc. Section 401(k) Plan (the "401(k) Plan"), and the Retirement Plan for the Employees of W&G, Inc. (the "Retirement Plan") are fully vested.
     5.   STEINTHAL LOAN AND OTHER PAYMENTS.
          (a) The Executive acknowledges that he is indebted to Steinthal in the amount of $100,000 (the "Steinthal Debt") and that such amount is payable to Steinthal, without interest, in seven annual installments on the first business day of January commencing January 1995. The Executive further acknowledges that such indebtedness is secured by a pledge (the "Pledge") of all shares of W&G common stock acquired by the Executive under W&G's Stock Acquisition Plan. W&G acknowledges that it has agreed to pay the Executive the sum of $100,000 in ten annual installments on the first business day of January commencing January 1995 (the "Deferred Compensation").
          (b) W&G, Steinthal, and the Executive agree that the Executive's obligation to pay the Steinthal Debt and W&G's obligation to pay the Deferred Compensation are cancelled and forgiven and that the Pledge is released, all effective March 18, 1994.
          (c) W&G and the Executive agree that, effective March 18, 1994, the Executive shall be entitled to retain the possession, and W&G shall transfer ownership, of the lap top computer, hard disk drive and the 1990 Mercedes 300SEL automobile provided to the Executive by W&G in exchange for the Executive's payment of $6,346 therefor.
          (d) W&G agrees to continue providing, at its expense, through June 30, 1994, the health insurance currently provided by W&G to the Executive.

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     6.   CONSULTING AGREEMENT.
          Simultaneously with the execution of this Agreement, W&G and the Executive shall execute a consulting agreement in the form attached to this Agreement as Exhibit A (the "Consulting Agreement"), which shall become effective on March 18, 1994 if the Executive shall not have revoked this Agreement at or before expiration of the period specified in Section 10 hereof.
     7.   NONSOLICITATION, NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS.
          (a) For a period of one year following the execution of this Agreement, the Executive shall not, directly or indirectly, solicit any person who is employed by W&G or any of its Subsidiaries or Affiliates to (A) terminate his or her employment with W&G or such other company, or (B) accept employment with anyone other than W&G or such other company.
          (b) The Executive agrees that he will not, directly or indirectly (individually or for, with or through any other person, firm or corporation), compete with W&G or any of its Subsidiaries or Affiliates for a period of three years following his termination of employment with W&G with respect to any business carried on by W&G or any of its Subsidiaries or Affiliates as of March 18, 1994. Notwithstanding the foregoing, the Executive shall be permitted to own not in excess of one percent of any class of securities of any publicly traded company, provided the Executive is not part of any controlling group and is solely a passive investor.
          (c) All confidential information which the Executive may now have or may have obtained during his employment by W&G relating to the business of W&G or any Subsidiary or Affiliate thereof shall not be disclosed to any other person (except as required by law) without the prior written permission of W&G, and the Executive shall return all tangible evidence of such confidential information to W&G on or prior to March 18, 1994 or promptly thereafter following the Executive's discovery thereof. Such information shall not include any information otherwise publicly known.
          (d) Except as provided in Section 5(c) hereof, the Executive shall also, no later than March 18, 1994, or promptly thereafter following the Executive's discovery thereof, return

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                                                                               5

to W&G any credit cards, cardkey passes, computer access codes, door and file keys, and other physical or personal property provided by W&G, if any. W&G acknowledges that a drawing of the City of London and a household sewing machine and stand are owned by the Executive.
          (e) Neither the Executive nor W&G shall make any statements to anyone concerning the resignation of the Executive as an officer and director of W&G or the termination of his employment that differs in any material respect from the information concerning such resignation and termination set forth in the form of press release attached hereto as Exhibit B unless such statement has been approved in writing by the other party. W&G's annual report for 1993 shall contain a statement concerning the resignation of the Executive as an officer and director of W&G and the termination of his employment that does not differ in any material respect from the information concerning such resignation and termination set forth in the form of press release attached hereto as Exhibit B unless such statement has been approved in writing by the Executive.
          (f) All of Executive's interest in patents, patent applications, inventions, technological innovations, copyrights, developments and processes during his employment by W&G owned or developed by Executive relating to the business of W&G or any affiliate of W&G, shall belong to W&G, and without further compensation, but at W&G's expense, forthwith upon request of W&G, Executive shall execute any and all such assignments and other documents and take any and all such other action as W&G may reasonably request in order to vest in W&G all Executive's right, title and interest in and to such patents, patent applications, inventions, technological innovations, copyrights, developments or processes, free and clear of liens, charges and encumbrances.
          (g) Subject to Section 21 hereof, in the event of a breach or threatened breach of the provisions of this Section 7, the Executive acknowledges that W&G will be entitled to seek from a court any interim or provisional relief that may be necessary to protect W&G's rights or property pending the arbitral tribunal's determination of the merits of the controversy.

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                                                                               6

          (h) If it is determined that any of the provisions of this Section 7, or any part thereof, is unenforceable because of the duration or scope of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable.
     8.   RELEASES.
          (a) The Executive, having received independent legal advice, voluntarily and knowingly releases W&G, each of its Subsidiaries and Affiliates and their respective officers and directors from any and all claims, actions, and causes of action he has or may have arising on or before the date of this Agreement, whether known or unknown, relating to his employment by, or termination of employment with, W&G or any of its Subsidiaries and Affiliates, including, without limitation, (a) those arising under the Age Discrimination in Employment Act of 1967, as amended, and other federal, state or local human and civil rights or labor laws, and (b) those arising under the Employment Contract, except that the Executive does not release (i) his right to have W&G perform its obligations under this Agreement or the Consulting Agreement, (ii) his right to benefits under the Retirement Plan, the ESOP and the 401(k) Plan, (iii) any claim, action or cause of action against an officer or director of W&G or any of its Subsidiaries or Affiliates for an intentional tort as to which the primary factual basis is not known by the Executive as of the date of this Agreement or
(iv) his right to indemnification under (1) the certificate of incorporation or bylaws of W&G or any of its Subsidiaries or Affiliates of which he has been an officer or director, (2) the laws of the state of incorporation of W&G or any such Subsidiary or Affiliate, (3) the Indemnity Agreement dated November 18, 1986, between the Executive and W&G (the "Indemnity Agreement"), or (4) any insurance policy maintained by W&G or any such Subsidiary of Affiliate, as the case may be.
          (b) W&G voluntarily and knowingly releases the Executive from any and all claims, actions and causes of action it has or may have arising on or before the date of this Agreement, whether known or unknown, except that W&G does not release its right to have the

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                                                                               7

Executive perform his obligations under this Agreement or the Consulting Agreement or any claim, action or cause of action that W&G may have against the Executive to the extent it is determined by a final judgment adverse to the Executive that the Executive's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or the Executive personally gained in fact a financial profit or other advantage to which he was not legally entitled.
     9.   COOPERATION IN LITIGATION.
          The Executive shall cooperate and generally make himself available to give testimony and assistance in connection with any litigation or arbitration proceeding or any proceeding or investigation initiated by any governmental authority or agency involving W&G or any of its Subsidiaries or Affiliates and arising out of activities of W&G or its Subsidiaries or Affiliates prior to the date of this Agreement and during the period of his employment with W&G. W&G or one of its Subsidiaries or Affiliates shall reimburse the Executive for, or advance to the Executive, all reasonable out-of-pocket travel and other expenses incurred by the Executive at the specific request of W&G in connection with the Executive's testimony, cooperation and assistance under this Section 9. Such expenses shall be reimbursed or advanced promptly after the Executive's submission to W&G of statements in such reasonable detail as W&G may require. Time spent performing Executive's obligations under this Section 9 shall be deemed to be time spent consulting pursuant to the Consulting Agreement and, accordingly, the Executive's compensation for performing his obligations under this Section 9 shall be governed by the Consulting Agreement.
     10.  OPPORTUNITY FOR REVIEW BY COUNSEL AND PERIOD TO REVOKE AGREEMENT.
          The Executive acknowledges that he has been advised to consult with an attorney before executing this Agreement. Until the close of business on March 25, 1994, the Executive may revoke this Agreement by notice to W&G pursuant to
Section 13 whereupon the rights and obligations of the parties to this Agreement and the Consulting Agreement shall be revoked

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                                                                               8

retroactively to March 18, 1994, and W&G and the Executive shall return to each other any amounts or other benefits provided under this Agreement or the Consulting Agreement.
     11.  RIGHTS RELATING TO EMPLOYMENT AND TERMINATION.
          This Agreement integrates and embodies all understandings and agreements among the Executive, W&G and/or any of its Subsidiaries or Affiliates in connection with the Executive's employment and termination of employment with W&G or any of its Subsidiaries or Affiliates. Except as specifically provided in this Agreement, the Executive shall not be entitled to any payments or other benefits on account of his having been employed by, or having terminated his employment with, W&G or any of its Subsidiaries or Affiliates.
     12.  WITHHOLDING.
          W&G shall withhold from all amounts payable to the Executive under this Agreement all federal, state and local taxes required by law to be withheld with respect to such payments. The withholding amounts for payments or other benefits to be made or provided under this Agreement on March 18, 1994 are set forth on Exhibit C.
     13.  NOTICE.
          Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

     If to W&G or Steinthal:       Willcox & Gibbs, Inc.
                                   530 Fifth Avenue
                                   New York, NY  10036

                                   Attention:    President
     If to the Executive:          John K. Ziegler
                                   43 Huron Drive
                                   Chatham, New Jersey  07928

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                                                                               9

     14.  AMENDMENT OR WAIVER.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by an authorized officer of W&G. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of W&G, as the case may be.
     15.  SEVERABILITY.
          In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     16.  HEADINGS.
     The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     17.  COUNTERPARTS.
          This Agreement may be executed in one or more counterparts.
     18.  REFERENCES.
          In the event of the Executive's death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or to his beneficiary or beneficiaries.
     19.  BINDING AGREEMENT; ASSIGNMENT.
          Except as provided in Section 10 hereof, this Agreement is binding upon the parties hereto and their respective successors, heirs and assigns. No rights or obligations under this Agreement may be assigned or transferred by the Executive except that the Executive's rights

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                                                                              10

to compensation and benefits hereunder shall, in the event of death, pass to his estate, or to his designated beneficiary, and may be transferred by will or operation of law. In the event of a future disposition of (or including) the properties and business of W&G, substantially as an entirety, by merger, consolidation, sale of stock or assets or otherwise, then W&G shall require the acquiring or surviving corporation (which shall be substituted for W&G hereunder) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that W&G would have been required to perform it had no such disposition occurred. The Executive's rights under this Agreement shall not be transferable by assignment or otherwise, shall not be subject to commutation or encumbrance and shall not be subject to the claims of the Executive's creditors.
     20.  PAYMENT OBLIGATION ABSOLUTE.
          Except as provided in Section 10 hereof, W&G's obligation to make payments provided for in this Agreement and otherwise perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other circumstance or rights which W&G may have against the Executive or anyone else (including without limitation any rights which W&G may have against the Executive for violation of Section 7 of this Agreement), all of which shall be required to be asserted in independent proceedings. The Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or taking any other action nor shall the amount of any payment provided for herein be reduced by amounts earned by the Executive from other employment or otherwise, except as provided in the Consulting Agreement.
     21.  ARBITRATION; INDEMNIFICATION.
          (a) Any controversy or claim arising out of or in connection with this Agreement shall be settled by arbitration held in New York City in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered (including an award for money damages) may be entered in any court having jurisdiction. The

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                                                                              11

costs of the arbitration proceedings shall be borne by W&G. Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the arbitral tribunal's determination of the merits of the controversy.
          (b) In addition to (and not in lieu of) any of the Executive's rights to indemnification or otherwise, contained in W&G's certificate of incorporation, by-laws, the Indemnity Agreement or any other agreement, if any action, suit, proceeding (including any arbitration proceeding) or claim shall be brought or asserted with respect to the enforcement or interpretation of this Agreement or any provision contained herein, W&G, to the full extent permitted by applicable law and its certificate of incorporation and by-laws as in effect on the date hereof, hereby indemnifies the Executive for his reasonable attorneys' fees and other expenses incurred in connection with such action, suit, proceeding or claim and agrees to pay or reimburse the same promptly upon demand by the Executive (plus interest at the applicable Federal rate provided in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended), provided that W&G shall not be obligated to indemnify the Executive under this Agreement with respect to any action, suit, proceeding or claim brought by the Executive in which it is finally determined that the Executive's interpretations of this Agreement at issue, taken as a whole, are less correct than the interpretations asserted by W&G. W&G shall preserve and make available to the Executive all documents and information now or hereafter in the possession of W&G which may be required by the Executive for the prosecution or defense of any such action, suit, proceeding or claim.
     22.  GOVERNING LAW.
          This Agreement shall be governed by the laws of the State of New York without reference to the principles of conflict of laws.

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     IN WITNESS WHEREOF, the Executive, W&G, and Steinthal have caused this
Agreement to be executed as of the day and year first above written.

STEINTHAL SAMPLE CO., INC.              WILLCOX & GIBBS, INC.


By:                                     By:
   ---------------------------------       ---------------------------------


                                           ---------------------------------
                                                     John K. Ziegler

                                                                       Exhibit A

                              CONSULTING AGREEMENT

     AGREEMENT made as of March 18, 1994, between WILLCOX & GIBBS, INC., a New York corporation ("W&G"), and JOHN K. ZIEGLER (the "Consultant").

                              W I T N E S S E T H :

     WHEREAS, the Consultant has previously been employed as an executive of W&G and the parties now wish to enter into an arrangement whereby the Consultant will act as a consultant to W&G;
     WHEREAS, the Consultant is entitled to receive certain consulting fees under the W&G Supplemental Death and Retirement Plan if he enters into and continues to perform a ten-year consulting agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:
     1    TERM.
          The term of this Agreement shall commence on the date of this Agreement and end on March 18, 2004, unless the Agreement is earlier terminated due to Cause (as defined below).
     2.   SERVICES.
          During the term of this Agreement, W&G shall retain the Consultant as a consultant to W&G. During that period the Consultant shall consult with and advise the officers of W&G with respect to such matters involving the business and affairs of W&G as the officers may from time to time present to him. The Consultant shall be available at the Company's executive offices in New York City during normal business hours from the date hereof through March 31, 1994, other than five vacation business days during such period. Thereafter, unless Disability (as defined below) has occurred, the Consultant shall be obligated to devote the equivalent of 15 business days to his consulting duties during any yearly period (treating the balance of 1994 after March 31 as a yearly period for these purposes) to the extent his physician

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                                                                               2

advises his health permits. Such consultation shall be rendered at such times as the Consultant shall reasonably advise the Board of Directors are appropriate giving effect to his then regular personal and other business activities. W&G's chief executive officer shall give the Consultant reasonable advance notice of any requirements for consultation, and the Consultant shall use his reasonable best efforts to perform such consultation on the schedule requested. Where the Consultant is required to render any service on a particular day, he shall receive credit for a full day's service. W&G may terminate this Agreement without any further obligation hereunder in the event Cause has occurred.
     3.   FEES AND EXPENSES.
          (a) On the first business day of every month during the term of this Agreement, W&G shall pay the Consultant a monthly fee of $2,777 in full payment for his services under this Agreement; provided, however, that such monthly fees shall be reduced to the extent the Consultant realizes income from regular employment during the term of this Agreement. In the event of the Consultant's death or Disability during the term of this Agreement, any remaining fees payable during the term of this Agreement shall become payable in monthly installments to the Consultant's beneficiaries. If the Consultant is requested by W&G to perform and the Consultant consents and does perform consulting services hereunder in excess of 15 days per year (excluding the period through March 31, 1994) he shall be paid at a rate of $250 per hour.
          (b) The Consultant shall be entitled to reimbursement for expenses reasonably and necessarily incurred by him in connection with the performance of his consultation duties, in accordance with W&G's then applicable procedures, including without limitation reimbursement for travel and related expenses to and from whatever may be his then current place of residence or place where he may be conducting other business activities.
     4.   DEFINITIONS OF DISABILITY AND CAUSE.
          (a) "Cause" shall have occurred if the Consultant is convicted of a felony relating to the conduct of the business of W&G or any affiliate of W&G, the Consultant commits

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

                                                                               3

an act of personal dishonesty which is intended to personally enrich the Consultant or members of his family at the financial expense of W&G or any affiliate of W&G, or the Consultant fails to perform his obligations under this Agreement in any material respect, other than due to death or Disability, after being given five business days in which to cure his failure to perform.
          (b) "Disability" shall have occurred if the Consultant has been physically or mentally incapacitated or disabled for a period of six consecutive months to an extent which renders the Consultant unable to perform his services as evidenced by the written confirmation of the Consultant's physician and, if W&G shall so require, an independent physician.
     5.   NOTICE.
          Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give notice of:

     If to W&G or Steinthal:            Willcox & Gibbs, Inc.
                                        530 Fifth Avenue
                                        New York, NY  10036

                                        Attention:    President

     If to the Executive:               John K. Ziegler
                                        43 Huron Drive
                                        Chatham, New Jersey  07928


     6.   AMENDMENT OR WAIVER.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Consultant and by an authorized officer of W&G. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Consultant or an authorized officer of W&G, as the case may be.
     7.   SEVERABILITY.
          In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     8.   HEADINGS.
          The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     9.   COUNTERPARTS.
          This Agreement may be executed in one or more counterparts.
     10.  ASSIGNMENT.
          No rights or obligations under this Agreement may be assigned or transferred by the Consultant except that the Consultant's rights to compensation and benefits hereunder shall, in the event of death, pass to his estate, or to his designated beneficiary, and may be transferred by will or operation of law. In the event of a future disposition of (or including) the properties and business of W&G, substantially as an entirety, by merger, consolidation, sale of stock or assets or otherwise, then W&G shall require the acquiring or surviving corporation (which shall be substituted for W&G hereunder) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that W&G would have been required to perform it had no such disposition occurred. The Consultant's rights under this Agreement shall not be transferable by assignment or otherwise, shall not be subject to commutation or encumbrance and shall not be subject to the claims of the Consultant's creditors.

     11.  ARBITRATION; INDEMNIFICATION.
          (a) Any controversy or claim arising out of or in connection with this Agreement shall be settled by arbitration held in New York City in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered (including an award for money damages) may be entered in any court having jurisdiction. The costs of the arbitration proceedings shall be borne by W&G. Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the arbitral tribunal's determination of the merits of the controversy.
          (b) In addition to (and not in lieu of) any of the Consultant's rights to indemnification or otherwise, contained in W&G's certificate of incorporation, by-laws, the Indemnity Agreement dated November 18, 1986, between the Consultant and W&G or any other agreement, if any action, suit, proceeding (including any arbitration proceeding) or claim shall be brought or asserted with respect to the enforcement or interpretation of this Agreement or any provision contained herein, W&G, to the full extent permitted by applicable law and its certificate of incorporation and by-laws as in effect on the date hereof, hereby indemnifies the Consultant for his reasonable attorneys' fees and other expenses incurred in connection with such action, suit, proceeding or claim and agrees to pay or reimburse the same promptly upon demand by the Consultant (plus interest at the applicable Federal rate provided in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended), provided that W&G shall not be obligated to indemnify the Consultant under this Agreement with respect to any action, suit, proceeding or claim brought by the Consultant in which it is finally determined that the Consultant's interpretations of this Agreement at issue, taken as a whole, are less correct than the interpretations asserted by W&G. W&G shall preserve and make available to the Consultant all documents and information now or hereafter in the possession of W&G which may be required by the Consultant for the prosecution or defense of any such action, suit, proceeding or claim.

     12.  NO MITIGATION OR OFFSET.
          Except as provided in Section 3(a), the Consultant shall not be obligated to mitigate the amount of any payment provided for under this Agreement by seeking other employment or taking any other action nor shall the amount of any payment provided for herein be reduced by amounts earned by the Consultant from other employment or otherwise.
     13.  GOVERNING LAW.
          This Agreement shall be governed by the laws of the State of New York without reference to the principles of conflict of laws.
     IN WITNESS WHEREOF, the Consultant and W&G have caused this Agreement to be executed as of the day and year first above written.


                                        WILLCOX & GIBBS, INC.


                                        By:
                                            ----------------------------------


                                            ----------------------------------
                                                      John K. Ziegler

                                                                       Exhibit B

FOR IMMEDIATE RELEASE                                  COMPANY CONTACT:

                                                       Alain Viry
                                                       President
                                                       Telephone: (212) 869-1800

                  WILLCOX & GIBBS ANNOUNCES MANAGEMENT CHANGES
                       New York, New York - March 18, 1994

     Willcox & Gibbs, Inc. (NYSE-WG) announced that John K. Ziegler had resigned as Chairman of the Board, Chief Executive Officer and a director of W&G. Mr. Ziegler, who has been with W&G for over 27 years, including the last 18 years as Chief Executive, said "The restructuring program that we began in 1992 is substantially complete, and I believe that the Company is now well positioned as one of the largest distributors of electrical parts and supplies in the United States. Given these accomplishments, I have decided that the time has come to pursue certain personal interests."

     The Company said that Alain Viry, formerly Executive Vice President of Rexel, S.A. and a director of W&G since 1992, had been named President and Chief Executive Officer of W&G. In addition, the Company said that Eric Lomas, a director of the Company and President of Hill Thompson Group Ltd., had been elected Chairman of the Board of Directors of W&G and Serge Weinberg, also a director and Chairman and Chief Executive Officer of Rexel, had been named Vice Chairman of W&G. Rexel, a major supplier of electrical equipment with operations in 13 countries, is the owner of 40% of W&G's common stock.

     Mr. Viry said "John Ziegler has achieved an outstanding record at W&G, and the Company is grateful for his many years of contributions to the Company. We look forward to building further on W&G's past accomplishments."

     Willcox & Gibbs is the nation's fifth largest distributor of electrical parts and supplies, with pro forma 1993 sales of approximately $1 billion. W&G operates 170 distribution centers in eighteen states, principally in the southern tier of the United States.

                                                                    Exhibit C

         WITHHOLDING AMOUNTS FOR MARCH 18, 1994 PAYMENTS
           AND MARCH 1, 1994 RESTRICTED STOCK VESTING

A.   W&G PAYMENTS
     1.   Section 3(a) - 200% of current salary                     $ 750,000
     2.   Section 3(b) - 1993 bonus                                   109,057
     3.   Section 3(c) - total of monthly installments remaining      506,380
     4.   Section 3(d) - unpaid salary                                 31,250
     5.   Section 3(f) - 1994 bonus                                    90,000
     6.   Section 4(b) - restricted stock
          152,242 shares - Willcox & Gibbs (@8.0625)                1,227,451*
          152,242 shares - Worldtex (@5.0625)                         770,725*
     7.   Section 5(b) - Steinthal Debt                               100,000*
                                                                    ---------
                                                                    3,584,863
B.   WITHHOLDING AND JKZ PAYMENTS
     1.   Federal Supplemental Wage Withholding (28%)               1,003,762
     2.   Medicare Withholding (1.45%)                                 51,981
     3.   New York Supplemental Wage Withholding (8.375%)             300,232
     4.   New York City Nonresident Wage Withholding (.45%)            16,132
     5.   Payments for computer, hard disk drive and automobile
                                                                        6,346
                                                                    ---------
                                                                    1,378,453
C.   NET CASH DUE MARCH 18, 1994                                     $108,234
                                                                    ---------
                                                                    ---------



- -------------------------

*  Non-cash item.